Exhibit 10.11

SEAPORT THERAPEUTICS, INC.

6 Tide Street, Suite 400

Boston, Massachusetts 02210

April 29, 2024

Michael Chen

Dear Michael:

On behalf of Seaport Therapeutics, Inc. (“Seaport” or the “Company”), I am pleased to set forth the terms of your employment with the Company. Subject to your acceptance of this offer, this Agreement and your employment with the Company will commence on May 1, 2024, or such other date as the Company shall determine (the “Start Date”). It is understood that during the period commencing on the date hereof and continuing until the Start Date, you will provide services to Seaport as an employee of PureTech Management, Inc. (“PureTech”) under the transition services agreement to which the Company is a party with PureTech, and this offer is contingent on your remaining employed by PureTech on the date immediately preceding the Start Date.

1. Position. During your employment with the Company, you will serve as the Chief Scientific Officer of Seaport and report to the Chief Executive Officer of Seaport. You will be employed on an at-will basis, which means that you may resign and the Company may terminate your employment at any time for any reason or for no reason, subject to Section 6 below. You will commence employment in this capacity on the Start Date. You shall perform those duties generally required of persons in the position of Chief Scientific Officer as well as such other duties, not inconsistent with this letter agreement, as the Chief Executive Officer may from time to time reasonably direct. You agree to devote your entire business time, attention, skills and best efforts to the performance of your duties hereunder following the Start Date and agree that you will not, following the Start Date and for the duration of your employment hereunder, without the approval of the Chief Executive Officer, be employed by or otherwise engaged in any other business activity requiring any of your business time; provided that, notwithstanding the foregoing (i) you may serve on the board of directors of up to one (1) for profit company that does not compete with Seaport, subject to the prior approval of the Chief Executive Officer, which approval will not be unreasonably withheld or delayed, (ii) you may provide services to charitable, community or nonprofit organizations without approval of the Chief Executive Officer, and (iii) you may continue to perform the obligations and responsibilities in connection with those activities set forth in Schedule A hereto without further approval by the Chief Executive Officer; provided further that in all cases under clauses (i), (ii) and (iii) you do not compete with Seaport and such activities do not otherwise interfere with your performance of your duties hereunder or breach the terms of any agreement between you and Seaport. Your primary place of work shall be the Company’s headquarters in Boston, Massachusetts, but you are permitted to work some percentage of your time from your home office in the Boston, Massachusetts area as reasonably determined by the Chief Executive Officer. You may be required to travel as may be reasonably required in connection with the performance of your duties.

2. Compensation.

A. Salary. During your employment, the Company will pay you a base salary (the “Base Salary”) at the rate of $16,666.67 per regular semi-monthly pay period (annualized rate of $400,000 per year), payable in accordance with the regular payroll practices of the Company and subject to applicable deductions and withholdings. This salary will be reviewed annually for merit increases as determined by the Board of Directors of Seaport (the “Board”) in its sole and absolute discretion. In addition, in recognition of your services to Seaport as an employee of PureTech from April 9, 2024 to the Start Date, the Company will pay you within thirty days of the Start Date a one-time payment of $5,225.60, subject to applicable deductions and withholdings.

B. Performance Bonus. Beginning with the 2024 calendar year and for each calendar year thereafter during which you are employed by the Company, you will be eligible to receive, in the sole discretion of the Board, an annual performance bonus based on your performance and Seaport’s performance against annually established goals and objectives (as determined by the Board or a committee thereof), with the bonus targeted at 35% of your Base Salary for achievement of “target” goals and objectives. For avoidance of doubt, you will be eligible to receive the full (i.e., not pro-rated) annual bonus amount for calendar year 2024. No annual bonus will be paid if, on or before the payment date, (i) you have given Seaport notice of your intention to terminate your employment with Seaport other than for Good Reason (as defined below) or (ii) you are no longer employed by the Company. Any performance bonus is entirely discretionary in nature. Any performance bonus with respect to a calendar year shall be paid between January 1 and March 15 of the immediately following calendar year.

C. Equity. Subject to Board approval, Seaport shall grant to you under the Company’s 2024 Equity Incentive Plan (the “Plan”) stock options to purchase a total of 1,258,222 shares of the Company’s common stock (the “Options”). The Options shall vest and become exercisable as to 25% of the underlying shares on April 9, 2025 and with respect to the balance of the underlying shares in equal monthly installments over thirty six (36) months thereafter, shall have an exercise price equal to the fair market value of Seaport’s common stock on the date of grant as determined by the Board and shall be subject to the provisions set forth in the Plan and Seaport’s Form of Stock Option Agreement to which you will become a party.

3. Expense Reimbursement. In accordance with the Company’s policies and procedures, you will be entitled to reimbursement of all reasonable and properly documented expenses incurred by you in the performance of your duties that are approved by Seaport. The Company will reimburse you for up to $5,000 of reasonable legal fees incurred in the negotiation and drafting of this letter agreement following your submission of reasonable documentation evidencing such fees.

4. Benefits. During your employment with the Company, you will be entitled to the benefits of such group medical, dental, disability and retirement benefits, if any, as the Company or its designee, which at the Start Date may be PureTech, shall make generally available from time to time to similarly situated employees providing services to Seaport (the “Benefits”), provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The Benefits made available to you, and the rules, terms and conditions for participation in such benefit plans, may be changed at any time without advance notice in the discretion of the Company, subject to applicable law and only to the extent such changes are generally applicable to similarly situated employees.

5. Vacation. In addition to holidays on which the Company’s offices are closed, you will be entitled to twenty (20) days paid vacation or sick leave each calendar year during your employment, accruing ratably each month. For calendar year 2024, you will be deemed to have begun accruing vacation days on January 1, 2024. A maximum of five (5) days of unused vacation may be carried forward from year to year; provided that in no event may any vacation days be carried forward for more than one year.

6. Termination of Employment.

A. Notice Upon Termination of Employment; Final Pay. You shall provide the Company with sixty (60) days prior written notice of any election by you to terminate your employment with the Company other in the case of a termination for Good Reason for which you shall be required to comply with the Good Reason Process as defined below; provided, however, that the Company may, in its sole discretion, require that you cease reporting to and/or performing work, and/or may disable your access to any Company systems, during such notice period, in which case the Company will continue to pay your Base Salary and provide you with the Benefits as if you were actively employed during such notice period. In the event your employment with the Company terminates for any reason, the Company shall reimburse you for any reimbursable expenses you incur through the date of termination, and provide you with all amounts, equity awards or benefits due to you through the date of termination under this Agreement or under applicable law, including any Base Salary or vacation days accrued but unpaid as of the date of termination (the “Accrued Benefits”).

B. Severance Benefits Following a Non-Change in Control Qualifying Termination. In addition to the Accrued Benefits, if your employment is terminated by the Company without Cause (as defined below) or by you with Good Reason (as defined below) (each, a “Qualifying Termination”) prior to, or more than twelve (12) months following, a Change in Control (as defined below), and contingent upon your execution and delivery to the Company within thirty (30) days of such termination (or such shorter period as may be directed by the Company) of a general release (the “Release”) reasonably satisfactory to the Company releasing Seaport, its officers, agents, stockholders and any affiliates of Seaport from any and all liability for any matter other than your rights to indemnity as an officer of the Company or the Accrued Benefits, and such Release becoming effective no later than seven days after your execution thereof (the “Release Condition”), you shall receive the following severance payments and benefits:

(i) the Company shall continue to pay to you for a period of six (6) months (the “Non-CIC Severance Period”) your Base Salary then in effect consistent with the Company’s normal payroll schedule, with such first payment thereof payable on the first regular payroll date of the Company that is at least seven days after the effective date of the Release (with such first installment including any installment payments that would have otherwise been made prior to such date).

(ii) provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, the Company shall continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage until the earlier of (i) the last day of the Non-CIC Severance Period, or (ii) the date on which you become eligible for healthcare insurance with a subsequent employer. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay such COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings, for the remainder of the Non-CIC Severance Period.

(iii) if the Qualifying Termination precedes April 9, 2025, the vesting of the Options shall be accelerated such that as of the effective date of the Release you will vest in such number of shares that would have vested on April 9, 2025 had you remained employed by the Company on such date.

C. Severance Benefits Following a Change in Control Qualifying Termination. In addition to the Accrued Benefits, if a Qualifying Termination occurs on or within twelve (12) months following a Change in Control, and contingent upon your satisfaction of the Release Condition, you shall receive the following severance payments and benefits:

(i) the Company shall continue to pay to you, for a period of twelve (12) months (the “CIC Severance Period”), your Base Salary then in effect, consistent with the Company’s normal payroll schedule, with such first payment thereof payable on the first regular payroll date of the Company that is at least seven days after the effective date of the Release (with such first installment including any installment payments that would have otherwise been made prior to such date).

(ii) provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, the Company shall continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage until the earlier of (i) the last day of the CIC Severance Period, or (ii) the date on which you become eligible for healthcare insurance with a subsequent employer. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay such COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings, for the remainder of the CIC Severance Period.

(iii) the vesting of the Options shall be accelerated, such that such Options shall vest in full and become fully exercisable or non-forfeitable as of the effective date of the Release.

D. Definitions.

For purposes hereof, “Cause” shall mean the good faith determination of the Board that any one or more of the following events has occurred to or by you: (i) conviction of any felony, (ii) deliberate neglect of, willful misconduct in connection with the performance of, or refusal to perform duties reasonably assigned to you pursuant to the terms hereof after being notified in writing of the conduct and having thirty (30) days after your receipt of such written notice to cure such conduct (if such conduct is curable), (iii) breach of any of the provisions of this letter agreement in any material respect or of the Related Agreements (as defined below) after being notified in writing of the breach and having thirty (30) days after your receipt of such written notice to cure such breach (if such breach is curable) or (iv) any fraudulent or grossly negligent conduct, action in bad faith, or willful misconduct that is materially detrimental to the reputation, goodwill or best interests of Seaport.

For purposes hereof, “Good Reason” shall mean one of the following conditions after Good Reason Process (as defined below): (i) a breach of this letter agreement by the Company in any material respect, (ii) a material adverse change in your duties, authority and responsibilities, including but not limited to a material adverse change in your reporting relationships, (iii) a relocation of your principal place of employment that increases your one-way commute by more than thirty-five (35) miles; or (iv) a material reduction in your Base Salary or material reduction in bonus opportunity. “Good Reason Process” means that: (a) you have reasonably determined in good faith that a “Good Reason” condition has occurred, (b) within ninety (90) days of becoming aware of the first occurrence of such condition, you have notified the Company in writing of the first occurrence of the Good Reason condition and your right to terminate your employment for Good Reason if such condition is not cured, (c) you have cooperated in good faith with the Company’s efforts, for a period of thirty (30) days following such notice (the “Cure Period”), to remedy the condition (to the extent capable of being cured or remedied), (d) notwithstanding such efforts, the Good Reason condition continues to exist, and (e) you terminate your employment within sixty (60) days after the end of the Cure Period (or, if no Cure Period applies, the date on which you gave notice to the Company of the occurrence of such Good Reason) by providing written notice to the Company of the termination of your employment during such sixty (60) day period, which termination shall be effective upon the date specified in your notice of termination. If the Company cures the Good Reason condition during the Cure Period (if applicable), Good Reason shall be deemed not to have occurred.

For purposes hereof, “Change in Control” shall mean (i) the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% (determined on an as-converted basis) of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction); or (ii) any other transaction, including the sale by the Company of new shares of its capital stock or a transfer of existing shares of capital stock of the Company, the result of which is that a third party that is not an affiliate of the Company or its stockholders (or a group of third parties not affiliated with the Company or its stockholders) immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction; provided, however that the issuance and sale of securities of the Company for bona fide financing purposes shall not constitute a Change in Control. Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event hereunder that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to such payment or settlement event, to the extent required by Section 409A.

E. Termination Due to Death or Disability. In the event of your death or permanent disability (as defined below) while you are employed by the Company, your employment hereunder shall immediately and automatically terminate and the Company shall provide to you or your personal representative or designated beneficiary or, if no beneficiary has been designated by you, to your estate, the Accrued Benefits. For purposes of this letter agreement, “permanent disability” shall mean your inability, due to physical or mental illness or disease, to perform the functions then performed by you for one hundred eighty (180) consecutive days, accompanied by the likelihood, in the opinion of a physician chosen by the Company and reasonably acceptable to you, that you will be unable to perform such functions within the reasonably foreseeable future; provided that the foregoing definition shall not include a disability for which the Company is required to provide reasonable accommodation pursuant to the Americans with Disabilities Act or other similar statute or regulation.

Except as set forth in this Section 6, nothing in this letter agreement shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. Unless otherwise determined by the Board, upon termination of your employment with the Company for any reason, you shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries, as of the date of termination.

7. Related Agreements. As a condition of your employment with the Company, you are required to execute on the date hereof a Nonsolicitation Agreement and an Invention and Non-Disclosure Agreement (the “Related Agreements”).

8. Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation or benefits paid to you pursuant to this letter agreement or any other agreement or arrangement with the Company which is required to be recovered under any applicable law, government regulation, stock exchange listing requirement or Company policy to which you are subject, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or Company policy.

9. Conflicts. You hereby represent that, except as disclosed to the Company prior to your Start Date, you are not subject to any agreement, understanding or other duty that would restrict or hinder the performance of your duties as an employee of the Company providing services to the Company, including, but not limited to any noncompetition, nonsolicitation of employee or nonsolicitation of customer agreement or understanding.

10. Section 409A Matters. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Code and this Agreement will be construed to the greatest extent possible as consistent with such intent, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A of the Code. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. To the extent that any payments or benefits under this Agreement are

“non-qualified deferred compensation” subject to Section 409A of the Code and are payable upon your “termination of employment” such payments and benefits shall not be paid or commence to be paid until your “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”). Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. To the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code, if the period during which you may deliver the release referenced in Section 6.A., above spans two calendar years, the payment of your severance shall commence on the later of (a) the first day of the second calendar year, or (b) the first regularly-scheduled payroll date that is at least seven days after the Separation Agreement becomes effective.

11. Indemnification. You will be indemnified by the Company as permitted by Delaware law and set forth in the Company’s Certificate of Incorporation and, as an officer of the Company, shall be covered in the same manner as the Company’s other officers under the Company’s directors’ and officers’ liability insurance as in effect from time to time.

12. Miscellaneous. This letter agreement shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the at will nature of your employment, under which, subject to Section 6, both you and the Company remain free to terminate the employment relationship, with or without Cause, at any time, with or without notice. This letter agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction). You and the Company each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this letter agreement. The terms and conditions of your proposed employment with the Company in this letter agreement supersede any and all prior written and verbal discussions or agreements concerning conditions of employment. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Any provision hereof requiring written consent, confirmation, or other similar communication may be satisfied through electronic communication, including the use of electronic signatures for execution of this letter agreement.

Very truly yours,

SEAPORT THERAPEUTICS, INC.		ACKNOWLEDGED AND AGREED:

By:	/s/ Daphne Zohar	/s/ Michael Chen
Name:	Daphne Zohar	Michael Chen
Title:	Chief Executive Officer

[Signature Page to Employment Agreement]

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